UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2006

HOLOGIC, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

0-18281	04-2902449
(Commission File Number)	(I.R.S. Employer Identification No.)

35 Crosby Street, Bedford, MA	01730
(Address of Principal Executive Offices)	(Zip Code)

(781) 999-7300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

Share Purchase Agreement

On May 2, 2006, Hologic, Inc. (“Hologic”) completed the acquisition (the “Acquisition”) of AEG Elektrofotografie GmbH, together with certain related companies (collectively, “AEG Elektrofotografie”) pursuant to a Share Purchase Agreement (the “Purchase Agreement”) between Hologic and certain equity holders of AEG Elektrofotografie (each a “Seller” and collectively, the “Sellers”). The aggregate purchase price paid by Hologic to the Sellers pursuant to the Purchase Agreement is EUR 21 million subject to adjustment, plus a one-year earn out of EUR 1.7 million which will be payable in cash if AEG Elektrofotografie calendar year 2006 EBITDA exceeds an established amount. The purchase price consisted of EUR 16,297,650 in cash and 109,720 shares of Hologic Common Stock.

AEG Elektrofotografie, is a privately held group of companies headquartered in Warstein, Germany, with manufacturing operations in Germany, China and the United States, and that specializes in the manufacture of photoconductor materials for use in a variety of electro photographic applications.

Lock-Up Agreements

Each Seller receiving shares of Hologic Common Stock pursuant to the Purchase Agreement has agreed to enter into a Lock-Up Agreement (each a “Lock-Up Agreement”) with Hologic. Each Lock-Up Agreement provides that the shares of Hologic Common Stock acquired pursuant to the Purchase Agreement (the “Acquisition Shares”) are subject to restrictions on transfer for a three-year period. Each Lock-Up Agreement provides that the Sellers may not dispose of any Acquisition Shares until the expiration of a one year period from the closing date of the Acquisition (the “Closing Date”) and thereafter may only dispose of 33 1/3% of such Acquisition Shares during the period between the first and second anniversaries of the Closing Date and 66 2/3% of such Acquisition Shares during the period between the second and third anniversaries of the Closing Date. The Lock Up Agreements provide that the Acquisition Shares may be disposed of prior to the expiration of the lock-up period in the event of a significant reduction or increase in the share price of Hologic’s Common Stock or upon the satisfaction of certain economic milestones by AEG Elektrofotografie. In the event of a significant reduction in the share price of Hologic’s Common Stock, Sellers will have the right to put their shares of Hologic stock to Hologic at the then current market price unless Hologic has previously registered such shares for resale by the Sellers.

The Board of Directors of Hologic approved the Share Purchase Agreement and the transactions contemplated thereby.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

As more fully described above, on May 2, 2006, Hologic issued an aggregate of 109,720 shares of Common Stock to certain of the Sellers in order to consummate the Acquisition. The issuance of the Hologic shares of Common Stock to the Sellers in connection with the Acquisition was exempt from registration pursuant to Regulation S of the Securities Act of 1933, as amended.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements of Businesses Acquired

Not required

(b) Pro Forma Financial Information

Not required

(d) Exhibits.

The following Exhibits are filed as part of this report:

EXHIBIT NO.	DESCRIPTION
99.1	Press Release issued by Hologic on May 2, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 2, 2006	HOLOGIC, INC.

	By:	/s/ Glenn P. Muir
Glenn P. Muir
Chief Financial Officer, Executive Vice President, Finance and Treasurer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
99.1	Press Release issued by Hologic on May 2, 2006.